Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
March 18, 2024
Oportun Financial Corporation
2 Circle Star Way
San Carlos, California 94070
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,068,142 shares of your common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 1,723,452 shares of Common Stock reserved for issuance under the 2019 Equity Incentive Plan (the “2019 Plan”) and (ii) 344,690 shares of Common Stock, reserved for issuance under the 2019 Employee Stock Purchase Plan (the “2019 ESPP” and, together with the 2019 Plan, the “Plans”).
As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Common Stock under the Plans and pursuant to the agreements related thereto.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when issued and sold in the manner referred to in the applicable Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

Wilson Sonsini Goodrich & Rosati
Professional Corporation